EARTHSHELL CORPORATION BOARD CHAIRMAN TO RETIRE
Board Appoints New Director and Audit Committee Chair


SANTA BARBARA, CA, JULY 7, 2005- EarthShell Corporation (OTCBB: ERTH), innovators of food service packaging designed with the environment in mind, announced today that Essam Khashoggi, the Company's co-founder and chairman, will not seek re-election to the Board of Directors as part of his scheduled retirement plans. Today's announcement is in conjunction with mailing of the Company's Proxy Statement for its Annual Meeting of Stockholders to be held on July 21, 2005. Mr. Khashoggi will continue to be available to the Company on an as-needed basis for assistance and guidance. Based on his confidence in EarthShell's go-forward business plans, Mr. Khashoggi, the Company's largest shareholder, plans to maintain his current holdings in EarthShell Corporation.

Mr. Khashoggi stated, "We have strong executive leadership in place that has effectively dealt with many challenges to bring the Company to its current level of accomplishment. EarthShell will be implementing changes that will enable top management to perform to even higher standards and increase shareholder value. I will always feel that I am a part of EarthShell. It is a dynamic and important part of my business life, and I want to stay as close as possible to the Company as product commercialization begins. I believe that EarthShell has a bright future."

"Mr. Khashoggi helped establish EarthShell's environmental vision and mission," commented Simon Hodson, EarthShell co-founder and chief executive officer. "He has seen the Company through many transitions and the achievement of milestones, including development of its comprehensive patent portfolio and the establishment of important business relationships in both the public and private sectors. We all genuinely appreciate Mr. Khashoggi's contributions to the creation and development of EarthShell. EarthShell's success, through its new plans for the future, will always reflect the legacy of his passion and commitment."
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The Company also announced today that Michael C. Gordon has been appointed to the Board of Directors and will serve as chairman of the audit committee. Currently the director for SEC Services for Gumbiner Savett, Inc., Certified Public Accountants and Business Advisors, Mr. Gordon has over forty years of public accounting, SEC and financial reporting experience. Mr. Gordon has held positions as audit partner with BDO Seidman, Laventhol and Horwath and Arthur Young & Company. Mr. Gordon qualifies as an audit committee financial expert as the term is defined in Item 401(h)(2) of Regulation S-K in the Securities Exchange Act of 1934. Additionally, Layla Khashoggi and John Daoud will not seek re-election to the Board. Further information regarding new directors and go-forward plans will be detailed at the Company's Annual Stockholders Meeting later this month.

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

EarthShell sandwich containers, plates, bowls and wraps are designed with the environment in mind. Developed over many years using a "life cycle inventory" and in consultation with leading environmental experts, EarthShell products reduce the environmental burdens of rigid food service packaging through the careful selection of raw materials, processes and suppliers. The products are made primarily from natural limestone and starch from potatoes, wheat or corn. The new packaging poses substantially fewer risks to wildlife than polystyrene foam packaging because it biodegrades when exposed to moisture in nature, physically disintegrates in water when crushed or broken, and can be composted in a commercial facility, where available, or in your backyard.


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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.